Exhibit 10(s)

CenterPoint Energy, Inc.
Summary of Certain Compensation Arrangements
of the Executive Chairman of the Board

The following is a summary of certain compensation arrangements payable to Milton Carroll, the Executive Chairman of the Board of Directors (the “Board”) of CenterPoint Energy, Inc. (the “Company”), effective as of June 1, 2013:

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An annual salary of $450,000 commencing June 1, 2013 and continuing thereafter until the earlier of May 31, 2016 or the termination of Mr. Carroll’s service as Executive Chairman of the Board and payable on a monthly or semi-monthly basis; and

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An annual award of 30,000 shares of common stock to be made during the period commencing on June 1, 2013 and continuing until the earlier of May 31, 2016 or the termination of Mr. Carroll’s service as Executive Chairman of the Board, with each such award payable on June 1, 2013, June 1, 2014 and June 1, 2015, respectively.

In February 2014, Mr. Carroll’s compensation arrangements were modified as follows:

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Mr. Carroll’s annual base salary was increased to $600,000 effective as of January 1, 2014 and continuing thereafter until the termination of Mr. Carroll’s service as Executive Chairman of the Board or as otherwise modified by the Board;

•	Mr. Carroll was granted an award of 30,000 shares of common stock to be payable on June 1, 2016 contingent on his continued service as Chairman on that date; and

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Mr. Carroll will receive a 2014 long term incentive compensation award under the Company’s long term incentive plan that will be allocated between performance shares and stock awards on the same basis as 2014 awards to be made to other executive officers, with an incentive compensation target for Mr. Carroll equal to 200% of base salary.